                                                                     Exhibit 5.1



                                                 December 23, 1997


Continucare Corporation
100 S.E. Second Street
36th Floor
Miami, Florida  33131

         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

         On the date hereof, Continucare Corporation a Florida corporation (the "Company"), filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the resale registration by the Company of up to $46,000,000 8% Convertible Subordinated Notes due 2002 (the "Notes") and 6,344,828 shares of the Company's Common Stock, par value $.0001 per share (the "Common Stock") issuable upon conversion of the Notes. We have acted as special counsel to the Company in connection with the preparation and filing of the Registration Statement.

         In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company; (ii) resolutions of the Company's Board of Directors authorizing the issuance of the Notes, and the preparation of the Registration Statement and related matters;
(iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

         Based upon the foregoing examination, we are of the opinion that (i) the Notes have been validly issued and constitute valid and binding obligations of the Company, except as such obligations are subject to (i) any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other laws relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law, (ii) the shares of Common Stock have been duly authorized and reserved for issuance upon conversion of the Notes and (iii) the shares of Common Stock, when delivered upon conversion of the Notes, will be legally issued, fully paid and non-assessable.

         We express no opinion as to the laws of any jurisdiction other than the laws of the State of Florida and the federal laws of the United States of America, in each case as in effect on the date hereof.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our name under the caption "Legal Matters" in the prospectus comprising a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.



                                                 Sincerely,



                                                 GREENBERG TRAURIG HOFFMAN
                                                 LIPOFF ROSEN & QUENTEL, P.A.